Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

–  Fiscal year revenue of $263.9 million up 33% – Gross Merchandise Volume (GMV) of $359.7 million up 54% -
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $26.2 million up 29% –

–

– Fourth quarter revenue of $70.4 million up 36% – Gross Merchandise Volume (GMV) of $99.7 million up 72% -
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $7.1 million up 22% –

WASHINGTON – December 4, 2008 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-08) and fourth quarter (Q4-08) ended September 30, 2008.  Liquidity Services, Inc. is a leading online auction marketplace for wholesale surplus and salvage assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated FY-08 revenue of $263.9 million, a growth rate of approximately 33% over the prior year.  Adjusted EBITDA for FY-08 was a record of $26.2 million, a growth rate of approximately 29% over the prior year.  FY-08 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $359.7 million, a growth rate of approximately 54% over the prior year.

The Company reported consolidated Q4-08 revenue of $70.4 million, a growth rate of approximately 36% over the prior year’s comparable period.  Adjusted EBITDA for Q4-08 was $7.1 million, a growth rate of approximately 22% over the prior year’s comparable period.  GMV was $99.7 million for Q4-08, a growth rate of approximately 72% over the prior year’s comparable period.

Net income in FY-08 was a record $11.6 million or $0.41 diluted earnings per share. Adjusted net income in FY-08 was a record $14.2 million, a growth rate of approximately 17% over the prior year, or $0.51 adjusted diluted earnings per share, a growth rate of approximately 19% over the prior year.

Net income in Q4-08 was $2.7 million or $0.10 diluted earnings per share. Adjusted net income in Q4-08 was $3.4 million, or $0.12 adjusted diluted earnings per share. Q4-08 net income and earnings per share were lower than expected as a result of a significant increase in the Company’s effective tax rate for the year to 42.5% from an expected 41%. This impacted the tax provision for Q4-08 resulting in an effective tax rate for the quarter of 46.8%. The increase in the Company’s effective tax rate was the result of an increase in the blended effective tax rate for the states in which the Company operates.  Management expects the Company to have a future effective tax rate of approximately 43%.

 “Overall, LSI delivered strong results during Q4-08 capping another record year for LSI as we grew GMV in all major areas of our business,” said Bill Angrick, Chairman and CEO of LSI. “Despite a weakening economy, LSI grew consolidated GMV by 54% over the prior year, or 28% excluding our GovDeals and Geneva businesses, and generated cash from operating activities of approximately $29.0 million during the year and $12.4 million during the fourth quarter. Our surplus business GMV grew approximately 24% over the prior year and our scrap business GMV grew approximately 48% over the prior year. Our commercial business GMV grew approximately 23% over the prior year driven by strong GMV growth in the consignment model, which was up approximately 80% for the fourth quarter, over the prior year comparable period, and 23% over the prior year. Our GovDeals acquisition added $54.6 million in consignment GMV for the last nine months of the year, significantly ahead of plan. Our buyer marketplace continues to deliver strong results for our sellers as we ended the year with over 999,000 registered buyers, which is up approximately 46% over the prior year, including the addition of 51,000 new registered buyers in the fourth quarter.”

“Our increased diversification and financial strength will enable us to take advantage of opportunities created by the current economic recession and emerge as an even stronger player in the reverse supply chain market,” said Mr. Angrick. “We plan to take the following key actions during FY09 which we believe will build long term value for our stockholders: (i) launch and grow our new surplus contract with the DoD, (ii) improve operations and service levels in our commercial business which did not meet our target profitability in FY08, (iii) make our marketplaces more flexible and easier to use for sellers and buyers, and (iv) expand and further segment our seller and buyer base to increase their participation in our marketplace.”

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Business Outlook

We are in a period of economic uncertainty and unprecedented market volatility which makes it difficult for us to forecast business trends, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may impact the overall supply of goods in the reverse supply chain and the volume of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace, (ii) as corporations and public sector agencies are focused on reducing costs and improving working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for FY 2009:

(i)            lower commodity prices which will reduce the GMV and profit realized in our scrap business;

(ii)           new business rules under our new DoD Surplus Contract which will remove selected items from the product pool that we historically handled and sold, resulting in lower GMV in our surplus business;

(iii)          upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(iv)          the continued sale throughout FY2009 of property received, prior to December 18, 2008, under our current Surplus Contract;

(v)           improved operations and service levels in our commercial business which will improve margins during FY2009.

Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2009 that we will again receive this incentive payment.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.8 million per quarter for fiscal year 2009.

GMV – We expect GMV for fiscal year 2009 to range from $400 million to $420 million.  We expect GMV for Q1-09 to range from $80 million to $84 million.

Adjusted EBITDA – We expect Adjusted EBITDA for fiscal year 2009 to range from $22 million to $26 million.  We expect Adjusted EBITDA for Q1-09 to range from $3.0 million to $4.0 million.

Adjusted Diluted EPS – We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47.  In Q1-09, we estimate Adjusted Earnings Per Diluted Share to be $0.06 to $0.07. This guidance does not reflect the impact of the stock repurchase program described below.

On December 2, 2008, LSI’s board of directors approved a stock repurchase program.  Under the program, the Company is authorized to repurchase up to $10 million of the issued and outstanding shares of its common stock.  Share repurchases may be made through open market purchases, privately negotiated transactions or otherwise, at times and in such amounts as management deems appropriate.  We expect to commence the repurchase program during calendar year 2009. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.  The repurchase program may be discontinued or suspended at any time, and will be funded using the Company’s available cash.

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Key FY-08 and Q4-08 Operating Metrics

Registered Buyers – At the end of FY-08, registered buyers totaled approximately 999,000, representing a 46% increase over the approximately 685,000 registered buyers at the end of FY-07.

Auction Participants – Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 1,751,000 in FY-08, an approximately 57% increase over the approximately 1,115,000 auction participants in FY-07.  Auction participants increased to approximately 467,000 in Q4-08, an approximately 59% increase over the approximately 293,000 auction participants in Q4-07.

Completed Transactions – Completed transactions increased to approximately 372,000, an approximately 76% increase for FY-08 from the approximately 212,000 completed transactions in FY-07.  Completed transactions increased to approximately 109,000, an approximately 95% increase for Q4-08 from the approximately 56,000 completed transactions in Q4-07.

GMV and Revenue Mix – GMV and revenue continue to diversify due to the continued growth in our scrap businesses and the addition of GovDeals.  As a result, the percentage of GMV and revenue derived from the DoD Surplus Contract (under which our revenue is based on the profit-sharing model) during FY-08 decreased to 23.0% and 31.3%, respectively, compared to 28.8% and 33.9%, respectively, in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	FY-08	FY-07	Q4-08	Q4-07
Profit-Sharing Model:
Surplus	23.0%	28.8%	22.8%	30.6%
Scrap	22.8%	23.5%	20.9%	22.8%
Total Profit Sharing	45.8%	52.3%	43.7%	53.4%

Consignment Model:
GovDeals	15.2%	—	17.9%	—
Commercial	17.9%	22.4%	18.0%	17.2%
Total Consignment	33.1%	22.4%	35.9%	17.2%

Purchase Model	17.3%	21.6%	14.2%	26.3%
International and Other	3.8%	3.7%	6.2%	3.1%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

	FY-08	FY-07	Q4-08	Q4-07
Profit-Sharing Model:
Surplus	31.3%	33.9%	32.2%	34.4%
Scrap	31.1%	27.6%	29.6%	25.7%
Total Profit Sharing	62.4%	61.5%	61.8%	60.1%

Consignment Model:
GovDeals	1.5%	—	2.0%	—
Commercial	6.1%	7.3%	6.2%	5.3%
Total Consignment	7.6%	7.3%	8.2%	5.3%

Purchase Model	23.5%	25.4%	20.2%	29.5%
International and Other	6.5%	5.8%	9.8%	5.1%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest expense (income) and other income, net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
	(Unaudited)		(Audited)
Net income	$2,697	$3,180	$11,553	$11,019
Interest expense (income) and other income, net	(93)	(552)	(1,495)	(2,176)
Provision for income taxes	2,369	2,038	8,546	7,460
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	647	366	2,083	1,302

EBITDA	5,823	5,235	21,500	18,418
Stock compensation expense	1,234	535	4,674	1,943

Adjusted EBITDA	$7,057	$5,770	$26,174	$20,361

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
	(Unaudited)		(Audited)
Net income	$2,697	$3,180	$11,553	$11,019
Stock compensation expense (net of tax)	657	319	2,687	1,158

Adjusted net income	$3,354	$3,499	$14,240	$12,177

Adjusted basic earnings per common share	$0.12	$0.13	$0.51	$0.44

Adjusted diluted earnings per common share	$0.12	$0.12	$0.51	$0.43

Basic weighted average shares outstanding	27,998,413	27,911,902	27,964,748	27,768,679

Diluted weighted average shares outstanding	28,001,549	28,013,199	28,151,878	28,146,923

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Conference Call

The Company will host a conference call to discuss the fiscal 2008 and fourth quarter 2008 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-638-4817 or 617-614-3943 and providing the participant pass code 42369422.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 31 calendar days ending January 4, 2009 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until January 4, 2009 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 41872982.  Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; the impact on our operating results of terms in the new Surplus Contract, that will commence on December 18, 2008, that are different from the terms in our current Surplus Contract; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of GovDeals and Geneva into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$51,954	$39,954
Short-term investments	11,244	21,655
Accounts receivable, net of allowance for doubtful accounts of $519 and $371 in 2008 and 2007, respectively	4,658	5,098
Inventory	13,327	16,467
Prepaid expenses, deferred taxes and other current assets	7,653	5,486
Total current assets	88,836	88,660
Property and equipment, net	4,730	4,202
Intangible assets, net	5,561	4,568
Goodwill	34,696	11,446
Other assets	3,344	2,266
Total assets	$137,167	$111,142
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,303	$3,333
Accrued expenses and other current liabilities	10,314	10,299
Profit-sharing distributions payable	10,312	6,919
Customer payables	8,841	6,329
Current portion of long-term debt and capital lease obligations	22	18
Total current liabilities	37,792	26,898
Long-term debt and capital lease obligations, net of current portion	44	34
Deferred taxes and other long-term liabilities	2,961	2,176
Total liabilities	40,797	29,108
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,023,361 and 27,939,059 shares issued and outstanding at September 30, 2008 and 2007, respectively	28	28
Additional paid-in capital	65,973	60,820
Accumulated other comprehensive income	(1,717)	653
Retained earnings	32,086	20,533
Total stockholders’ equity	96,370	82,034
Total liabilities and stockholders’ equity	$137,167	$111,142

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Audited)
Revenue	$70,362	$51,668	$263,941	$198,620
Costs and expenses:
Cost of goods sold (excluding amortization)	20,186	13,751	71,303	47,043
Profit-sharing distributions	23,469	15,460	91,106	69,638
Technology and operations	10,824	9,052	41,512	33,417
Sales and marketing	4,478	3,458	16,997	13,203
General and administrative	5,582	4,712	21,523	16,901
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	647	366	2,083	1,302

Total costs and expenses	65,389	47,002	245,337	182,317

Income from operations	4,973	4,666	18,604	16,303
Interest income (expense) and other income, net	93	552	1,495	2,176

Income before provision for income taxes	5,066	5,218	20,099	18,479
Provision for income taxes	(2,369)	(2,038)	(8,546)	(7,460)

Net income	$2,697	$3,180	$11,553	$11,019

Basic earnings per common share	$0.10	$0.11	$0.41	$0.40

Diluted earnings per common share	$0.10	$0.11	$0.41	$0.39

Basic weighted average shares outstanding	27,998,413	27,911,902	27,964,748	27,768,679

Diluted weighted average shares outstanding	28,001,549	28,013,199	28,151,878	28,146,923

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Audited)
Operating activities
Net income	$2,697	$3,180	$11,553	$11,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	850	569	2,895	2,115
Stock compensation expense	1,234	535	4,674	1,943
Provision (benefit) for doubtful accounts	(672)	171	(736)	171
Deferred tax benefit	(1,305)	(2,296)	(1,305)	(2,296)
Loss on disposal of property and equipment	—	85	—	85
Changes in operating assets and liabilities:
Accounts receivable	261	(1,569)	2,107	(3,087)
Inventory	3,311	(2,165)	4,615	(9,986)
Prepaid expenses and other assets	1,571	(1,311)	(405)	(3,849)
Accounts payable	(598)	1,014	2,602	1,260
Accrued expenses and other	2,506	2,882	(2,030)	4,984
Profit-sharing distributions payable	2,297	703	3,393	(816)
Customer payables	1,154	1,161	2,512	(405)
Other liabilities	(892)	2,275	(884)	3,336

Net cash provided by operating activities	12,414	5,234	28,991	4,474
Investing activities
Purchases of short-term investments	(10,874)	(7,505)	(36,180)	(36,099)
Proceeds from the sale of short-term investments	357	4,921	46,400	26,809
Increase in goodwill and intangibles	10	(220)	(31)	(208)
Cash paid for acquisitions	(6)	376	(25,633)	(9,856)
Purchases of property and equipment	(427)	(405)	(1,669)	(2,688)

Net cash (used in) provided by investing activities	(10,940)	(2,833)	(17,113)	(22,042)
Financing activities
Proceeds from issuance of debt	—	—	—	10
Repayments of debt	—	(14)	(42)	(16)
Principal repayments of capital lease obligations	(5)	7	(9)	(65)
Proceeds from exercise of common stock options and warrants (net of tax)	237	289	345	1,037
Incremental tax benefit from exercise of common stock options	115	26	133	807
Net proceeds from the issuance of common stock	—	25	—	1,070

Net cash provided by financing activities	347	333	427	2,843
Effect of exchange rate differences on cash and cash equivalents	(489)	117	(305)	320

Net increase (decrease) in cash and cash equivalents	1,332	2,851	12,000	(14,405)
Cash and cash equivalents at beginning of the period	50,622	37,103	39,954	54,359

Cash and cash equivalents at end of period	$51,954	$39,954	$51,954	$39,954
Supplemental disclosure of cash flow information
Property and equipment acquired through capital leases	$65	$10	$65	$10
Cash paid for income taxes	2,276	2,317	11,656	7,901
Cash paid for interest	3	1	23	5